EXHIBIT 22.1 - SUBSIDIARIES OF THE REGISTRANT
                             SAC TECHNOLOGIES, INC.

     Subsidiary                State of Incorporation
     ----------                ----------------------

Inter-Con/PC, Inc.*                  Minnesota

* While the Company is not active in management of Inter-Con/PC, Inc. and does not actively control this entity, the company does maintain an approximate 35.8% ownership stake.